Exhibit 107
CALCULATION OF FILING FEE TABLE
Form
S-8
(Form Type)
Unitil Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Common Stock	457(c)	350,000	$54.31	$19,008,500	0.00015310	$2,910.20

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$19,008,500		$2,910.20

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,910.20

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “
Securities Act
”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
Calculated pursuant to Rule 457(c) of the Securities Act, based on the average high and low prices reported on the New York Stock Exchange under the symbol “UTL” on January 16, 2025, which is within five (5) business days of the filing hereof.

*	Table 2: Fee Offset Claims and Sources and Table 3:Combined Prospectuses omitted as inapplicable.